Exhibit 99.1

Vera Bradley Announces Fiscal 2012 Third Quarter Financial Results

•	Net revenues increased 32% to $121.1 million; Indirect net revenues increased 16% and Direct net revenues rose 63%, including an increase of 7.4% in comparable-store sales.

•	Operating income increased 38.7% to $21.5 million, or 17.8% of net revenues, compared to $15.5 million on an adjusted basis, or 16.9% of net revenues, in the third quarter of fiscal 2011.

•	Diluted EPS were $0.32 for the quarter, compared to $0.17 on a GAAP basis and $0.22 on an adjusted basis for the same quarter of fiscal 2011, an increase of 88% and 45%, respectively.

FORT WAYNE, Ind., December 6, 2011 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2012 third quarter ended October 29, 2011. The Company reported net revenues of $121.1 million for the third quarter, compared to $91.6 million in the same period of the prior year, an increase of $29.5 million, or 32%. Diluted earnings per share for the quarter were $0.32, an increase of 45% over adjusted diluted earnings per share in the prior year period.

“We are pleased with the strength of our operating results in the third quarter. Our brand and product assortment continue to resonate with consumers resulting in meaningful sales growth across all of our distribution channels,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Our success is a tribute to the strength of our brand, our distinctive portfolio of products, our talented team and retail partners, and our loyal customers. Looking ahead, we will continue to execute our growth strategies and we remain optimistic about the long term prospects for Vera Bradley.”

By segment, Indirect net revenues increased 16% to $69.1 million, with solid performance across all regions driven by strong reception to our product offerings. Direct net revenues increased 63% to $52.0 million, driven by the opening of 13 full-price and four outlet stores since the third quarter of last year, increased traffic in e-commerce business, improved conversion rates in all channels and a 7.4% increase in comparable-store sales.

Gross profit for the third quarter increased 27% to $66 million resulting in a gross profit margin of 54.2% versus 56.4% in the prior year. The 220 basis point decline in gross margin during the quarter was due primarily to ongoing and effective efforts to manage inventory. This included supply chain process improvements as well as the opportunistic sale of certain retired inventory. These efforts have now aligned inventory with sales growth ahead of schedule.

Operating income increased 38.7% to $21.5 million, or 17.8% of net revenues, in the third quarter, compared to adjusted operating income of $15.5 million, or 16.9% of net revenues, excluding $15.7 million of stock-based compensation expense related to the restricted-stock awards in the comparable prior-year period.

On a GAAP basis, net income for the quarter was $13.0 million, or $0.32 per diluted share, compared to $6.0 million, or $0.17 per diluted share, in the third quarter of fiscal 2011. After adjusting the third quarter of fiscal 2011 for the previously discussed stock-based compensation expense, and income taxes as if the Company had been a “C” Corporation at the beginning of the quarter, at an assumed rate of 40%, adjusted net income for the third quarter of fiscal 2011 was $9.0 million or $0.22 per diluted share on 40.5 million weighted-average diluted shares outstanding.

At the end of the third quarter, cash and cash equivalents were $8.3 million and accounts receivable were $38.6 million. The accounts receivable balance at the end of the third quarter, compared to the end of the same quarter in fiscal 2011, was in line with sales growth during the quarter. During the third quarter, long-term debt declined by $6.0 million to $65.6 million. Inventory at the end of the third quarter was $111 million compared to $84 million in the prior year, in line with the increase in net revenues on a percentage basis.

Year-to-Date Results

For the thirty-nine weeks ended October 29, 2011, net revenues increased 27% to $326.3 million, from $256.7 million in the comparable prior-year period. By segment, Indirect revenues increased 13% to $182.3 million, and Direct revenues increased 51% to $144.0 million, with comparable-store sales increasing 12.0%.

Operating income increased 30.4% to $63.5 million, or 19.5% of net revenues, for the thirty-nine weeks, compared to adjusted operating income of $48.7 million, or 19.0% of net revenues, excluding $15.8 million of stock-based compensation expense related to the restricted-stock awards and $6.1 million of compensation expense for bonuses paid to recipients of the restricted-stock awards in the comparable prior-year period.

On a GAAP basis, net income for the thirty-nine weeks was $37.8 million, or $0.93 per diluted share, compared to $32.0 million, or $0.90 per diluted share a year ago. After adjusting fiscal 2011 for the previously discussed bonuses paid and stock-based compensation expense, and income taxes as if the Company had been a “C” Corporation at the beginning of the year, at an assumed rate of 40%, adjusted net income for the thirty-nine weeks of fiscal 2011 was $28.5 million or $0.70 per diluted share on 40.5 million weighted-average diluted shares outstanding.

Outlook

For the fourth quarter of fiscal 2012, the Company expects net revenues to be in the range of $125 million to $130 million and diluted earnings per share to be in the range of $0.44 to $0.47, based on diluted weighted-average shares outstanding of 40.5 million.

For fiscal 2012, the Company now expects net revenues to be in the range of $451 million to $456 million and diluted earnings per share to be in the range of $1.37 to $1.40, based on diluted weighted-average shares outstanding of 40.5 million.

Call Information

A conference call to discuss fiscal 2012 third quarter results is scheduled for today, December 6, 2011, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until December 20, 2011. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 9415340.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women’s lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the

brand inspires women to “be colorful” with designs that reflect their personal style. Today, you’ll find Vera Bradley accessories in 48 retail stores in the U.S., 8 outlet stores, 3,400 specialty retailers and online at verabradley.com. Vera Bradley’s fiscal 2011 sales were $366 million. The company’s commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (NASDAQ: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	October 29, 2011	January 29, 2011	October 30, 2010
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,342	$13,953	$5,873
Accounts receivable, net	38,591	34,300	28,842
Inventories	111,099	96,717	83,688
Other current assets	8,651	6,754	5,724
Deferred income taxes	10,317	8,743	9,105

Total current assets	177,000	160,467	133,232

Property, plant, and equipment, net	47,308	42,984	41,140
Other assets	967	2,588	2,525

Total assets	$225,275	$206,039	$176,897

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,949	$30,012	$20,785
Accrued employment costs	12,515	17,892	13,814
Other accrued liabilities	14,468	10,551	10,744
Income taxes payable	—	10,010	—
Current portion of long-term debt	88	83	82

Total current liabilities	46,020	68,548	45,425

Long-term debt	65,568	66,934	76,978
Deferred income taxes	4,820	3,300	2,501
Other long-term liabilities	5,413	2,935	1,996

Total liabilities	121,821	141,717	126,900

Shareholders’ equity:
Additional paid-in-capital	73,115	71,923	71,833
Retained earnings (accumulated deficit)	30,218	(7,601)	(21,836)
Accumulated other comprehensive income	121	—	—

Total shareholders’ equity	103,454	64,322	49,997

Total liabilities and shareholders’ equity	$225,275	$206,039	$176,897

Vera Bradley, Inc.

Consolidated Statements of Income

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net revenues	$121,149	$91,595	$326,328	$256,672
Cost of sales	55,471	39,921	144,578	109,362

Gross profit	65,678	51,674	181,750	147,310
Selling, general, and administrative expenses	45,365	53,239	124,474	125,824
Other income	1,206	1,373	6,229	5,286

Operating income (loss)	21,519	(192)	63,505	26,772
Interest expense, net	288	584	933	1,227

Income (loss) before income taxes	21,231	(776)	62,572	25,545
Income tax (benefit) expense	8,269	(6,775)	24,753	(6,418)

Net income	$12,962	$5,999	$37,819	$31,963

Basic weighted-average shares outstanding	40,506,670	36,082,298	40,506,670	35,654,464
Diluted weighted-average shares outstanding	40,540,429	36,213,361	40,538,022	35,699,156
Basic net income per share	$0.32	$0.17	$0.93	$0.90
Diluted net income per share	0.32	0.17	0.93	0.90

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010
Cash flows from operating activities
Net income	$37,819	$31,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	6,992	6,193
Provision for doubtful accounts	375	119
Loss on disposal of property, plant, and equipment	—	278
Write-off of debt-issuance costs	—	227
Stock-based compensation	1,116	15,799
Deferred income taxes	(54)	(6,604)
Changes in assets and liabilities:
Accounts receivable	(4,703)	2,052
Inventories	(14,382)	(17,153)
Other assets	(239)	700
Accounts payable	(11,063)	1,564
Income taxes payable	(10,010)	—
Accrued and other liabilities	1,018	1,143

Net cash provided by operating activities	6,869	36,281

Cash flows from investing activities
Purchases of property, plant, and equipment	(11,316)	(7,303)
Restricted cash on deposit	—	1,500

Net cash used in investing activities	(11,316)	(5,803)

Cash flows from financing activities
Payments on financial-institution debt	(28,000)	(58,900)
Borrowings on financial-institution debt	26,700	105,673
Payments on vendor-financed debt	(61)	(34)
Payments of debt-issuance costs	—	(1,104)
Issuance of stock, net of costs	—	56,337
Repurchase of stock	—	(304)
Payments of distributions	—	(132,782)
Other	76	—

Net cash used in financing activities	(1,285)	(31,114)

Effect of exchange rate changes on cash and cash equivalents	121	—

Decrease in cash and cash equivalents	$(5,611)	$(636)
Cash and cash equivalents, beginning of period	13,953	6,509

Cash and cash equivalents, end of period	$8,342	$5,873

Vera Bradley, Inc.
Supplemental Information—Consolidated Statements of Income
Reconciliation of Selling, General and Administrative Expense, as reported to Selling, General and Administrative Expense, as adjusted
($ in thousands)
(unaudited)

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	October 30, 2010	October 30, 2010
Selling, general, and administrative expenses, as reported	$53,239	$125,824
Adjustments
Stock-based compensation expense related to restricted-stock awards	15,703	15,790
Bonus compensation expense related to restricted-stock awards	—	6,132

Selling, general, and administrative expenses, as adjusted	$37,536	$103,902

Vera Bradley, Inc.
Supplemental Information—Consolidated Statements of Income
Reconciliation of Operating Income, as reported to Operating Income, as adjusted
($ in thousands)
(unaudited)

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	October 30, 2010	October 30, 2010
Operating income, as reported	$(192)	$26,772
Adjustments
Stock-based compensation expense related to restricted-stock awards	15,703	15,790
Bonus compensation expense related to restricted-stock awards	—	6,132

Operating income, as adjusted	$15,511	$48,694

Vera Bradley, Inc.
Supplemental Information—Consolidated Statements of Income
Reconciliation of Net Income, as reported to Net Income, as adjusted
($ in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	October 30, 2010	October 30, 2010
Net income, as reported	$5,999	$31,963
Adjustments
Stock-based compensation expense related to restricted-stock awards	15,703	15,790
Bonus compensation expense related to restricted-stock awards	—	6,132
Tax benefit for transition from “S” Corporation to “C” Corporation	(6,775)	(6,418)
Adjustment to income taxes	(5,971)	(18,987)

Net income, as adjusted	$8,956	$28,480

Basic weighted-average shares outstanding	36,082,298	35,654,464
Share count adjustment	4,424,372	4,852,206

Adjusted basic weighted-average shares outstanding*	40,506,670	40,506,670

Diluted weighted-average shares outstanding	36,213,361	35,699,156
Share count adjustment	4,327,068	4,838,866

Adjusted diluted weighted-average shares outstanding*	40,540,429	40,538,022

Adjusted net income per share:
Basic	$0.22	$0.70
Diluted	0.22	0.70

*	Adjusted weighted-average shares outstanding for the thirteen weeks and thirty-nine weeks ended October 30, 2010, equal GAAP weighted-average shares outstanding for the thirteen weeks and thirty-nine weeks ended October 29, 2011, respectively.